                                                                 EXHIBIT (C)(9)

                                AMENDMENT NO. 5
              TO THE DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
                                      OF
              SAVANNAH FOODS & INDUSTRIES, INC. AND SUBSIDIARIES


          THIS AMENDMENT NO. 5 is made as of the 4th day of September, 1997, by Savannah Foods & Industries, Inc. (the "Company").


                              W I T N E S S E T H:

          WHEREAS, the Board of Directors of the Company adopted the Deferred Compensation Plan for Key Employees of Savannah Foods & Industries, Inc. and Subsidiaries, Amended and Restated effective August 1, 1990, together with subsequent amendments thereto (such plan, as amended to date, being hereinafter referred to as the "Plan"); and

          WHEREAS, pursuant to its authority under Article 11 of the Plan, the Board desires to amend the Plan in certain respects.

          NOW, THEREFORE, effective as of September 4th, 1997, the Plan is hereby amended as set forth below:

                                    ITEM ONE

          Section 1.5 of the Plan is hereby amended by adding the following sentence at the end thereof:

     Notwithstanding the foregoing, any transaction pursuant to an agreement to which the Company and Imperial Holly Corporation are parties shall not constitute a Change in Control.


 IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the day and year first above written.


                       SAVANNAH FOODS & INDUSTRIES, INC.


                            By:
                               -------------------------------------
                                              President